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                                 UNIFY CORPORATION
                             181 METRO DRIVE, 3RD FLOOR
                                SAN JOSE, CA  95110



Reza Mikailli
c/o Unify Corporation
181 Metro Drive, 3rd Floor
San Jose, CA  95110

     Re:  EMPLOYMENT ARRANGEMENTS

Dear Reza:

     This letter restates the terms and conditions of your employment with the Company. Effective as of May 1, 1998, this letter supersedes that certain Employment Letter between you and the Company dated March 31, 1995.

     1. POSITION/TITLE. You will continue to be employed as President and Chief Executive Officer. In such position, you shall report directly to the Board of Directors. You shall devote your efforts and attention on a full time basis solely to the business of the Company. You will not engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage without prior written approval of the Board of Directors of the Company.

     2. SALARY. You will be paid a fixed salary in bi-weekly or semi-monthly installments at the rate of $22,917 per month in accordance with Company policies from time to time in effect.

     3. BONUS. You shall be eligible to participate in the executive bonus plan approved from time to time by the Board. In general terms, consideration of bonuses will be based upon the Company's achievement of its business plan. You shall be eligible for a bonus of up to $160,000 per year. Subject to the terms of any bonus plan which may be adopted from time to time by the Board, the terms and conditions of such plans, the criteria for granting bonuses, as well as the amount of bonuses, if any, will be at all times in the sole discretion of the Board of Directors.

     4. OPTIONS. The Company has granted you an option for an additional 485,000 shares of Common Stock with an exercise price of $2.156 per share. The new option will vest monthly over a four year period from the date of grant. Notwithstanding the above, in the event of (i) the merger of the Company with or into another corporation as a result of which the holders of the Company's equity securities prior to such transaction control less than 50% of the equity securities of the surviving entity following such transaction (a "Merger"), or (ii) a sale by the

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Company of all or substantially all of its assets (an "Asset Sale"), then you shall, effective with the closing of such transaction, have the right to exercise your stock options for the number of shares which have vested as of such date plus one-half of the number of shares which have not yet vested.
The remaining unvested portion of the option will vest at a proportionately lower rate over the remaining period of the original four year vesting term.

     If your employment is terminated by the Company or your compensation and benefits are materially reduced within twelve months following a Merger or an Asset Sale, then you shall have the right to exercise your stock options for all of the shares subject to the options.

     If your full time employment is terminated by the Company at any other time, your options shall be accelerated such that you shall have the benefit of one additional year of vesting of the unvested portion of your options.

     5. OTHER BENEFITS. You shall also be entitled to such other benefits and to participate in such other plans as may be offered from time to time by the Company to employees generally, in accordance with the terms and conditions of such plans. Without limiting the generality of the foregoing, you shall be provided a monthly automobile allowance of $500.

     6. BENEFITS ON SALE OF THE COMPANY. It is understood and acknowledged that the terms and conditions of that certain letter dated October 30, 1997 regarding special bonus arrangements upon any Sale of the Company (as defined therein) have terminated as provided in such letter and are no longer in force or effect.

     7. LOAN. So long as you remain employed by the Company, at the end of each quarter, commencing with the quarter ending July 31, 1998, the Company will forgive $25,000 of the amounts owed by you pursuant to that certain promissory note made by you in favor of the Company in the approximate amount of $200,000. You shall be responsible for all taxes which arise in connection with such forgiveness, including, to the extent required, payment of withholding taxes.

     8. SEVERANCE. If the Company terminates your employment you shall be entitled to severance benefits including salary, bonus (based upon the actual bonus for the prior year) plus medical and dental benefits in accordance with the terms of this paragraph. An amount equal to six months salary and bonus shall be payable upon any such termination. In addition, for a period ending six months after termination or when you commence new employment, whichever first occurs, you shall continue to receive your salary, bonus and benefits. If your new employment involves only part-time work or a salary and bonus rate below the salary and bonus paid to you by the Company, the Company shall continue to pay you the difference in salary until the expiration of the six month period. It is expressly understood that the loan forgiveness amounts referred to in paragraph 7 hereof shall not be included for the purposes of determining your salary and bonus.

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     9.   TERM AND TERMINATION.  You acknowledge that your employment with the Company is on a "AT WILL" basis and shall terminate upon the earlier of
(i) your resignation, death or permanent disability or (ii) the Company's election to terminate your employment with or without cause or notice. In the event of any such termination, you shall be entitled only to such benefits as shall have accrued as of the date of termination as specified herein, and no further compensation. You acknowledge that the terms specified herein include substantial benefits to offset any risks of your employment being terminated at any time, with or without cause. You further acknowledge that this provision cannot be modified except by written agreement approved by a majority of the disinterested members of the Board of Directors.

     Without limiting the generality of the foregoing, it shall be a condition precedent to your receipt of, and the Company's obligation to pay you, any of the benefits provided for in this agreement on your termination (including all severance payments and acceleration of options) that you execute a full release of the Company and its officers, directors, employees, agents and affiliates of any claims relating to your employment, compensation and the termination of your employment, such release to be substantially in the form attached as Exhibit A hereto. Failure to execute such release shall not affect the enforceability of Sections 9, 10, 11, 12 or 13 of this agreement, but shall only affect the Company's obligation to provide you the post-termination benefits described in Sections 4, 6 and 8 hereof.

     10. OTHER AGREEMENTS. You represent and warrant that you are not subject to or bound by any agreement which forbids employment by the Company or limits in any way your ability to perform your duties and responsibilities as President and Chief Executive Officer of the Company. You further agree to execute and deliver all other agreements reasonably required by the Company, including, but not limited to, the Company's standard employee confidentiality agreement.

     11. CONFIDENTIALITY AGREEMENTS. You represent, warrant and agree that you will comply with all of the Company's confidentiality and proprietary rights policies from time to time in effect during the term of your employment.

     12. ARBITRATION. You agree that in the event of any dispute regarding your employment, including, but not limited to, any dispute regarding the negotiation of the terms of employment, any termination or employment or the interpretation or performance of the terms and conditions hereof, such dispute shall be subject to binding arbitration in accordance with the rules of the American Arbitration Association.

     13. ENTIRE AGREEMENT. You recognize and agree that this letter sets forth all of the material terms of the Company's agreement with you and that you are not relying upon any oral or written representation with respect to your employment except as specifically contained herein. To the extent of any inconsistency between this letter and other documents, including but not limited to, documents or agreements related to stock option exercises, prior employment offer letters, company bonus plans, etc., the terms and conditions of this letter shall prevail.

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     13.  SEVERABILITY.  While the provisions contained in this letter are considered by you and the Company reasonable in all circumstances, it is recognized that certain of the provisions may fail for technical reasons. Accordingly, it is hereby agreed that if any one or more provisions of paragraph 9 of this letter which are restrictions or limitations on you shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable, but would be valid if any such particular restriction or provisions were deleted or, restricted or limited in a particular manner, then the said provisions shall apply with such deletion, restriction, limitation, reduction, curtailment, or modification as may be necessary to make them valid and effective.

     If the foregoing accurately reflects your understanding of our agreement, kindly execute the enclosed copy of this letter in the space provided and return it to me.

                                        Very truly yours,

                                        UNIFY CORPORATION


                                        By
                                           -------------------------------
                                           Arthur Patterson, on behalf
                                             of the Board of Directors

The foregoing is agreed and accepted.


                      ------------------------------
                          Reza Mikailli     Date


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                                      Exhibit A
                                   Form of Release

                                CONFIDENTIAL AGREEMENT
                                 AND GENERAL RELEASE

     This Confidential Agreement and General Release is entered into on this ___th day of __________, 19___, by and between ____________________ ("Employee")
and Unify Corporation, a California corporation (the "Company") and sets forth the terms upon which Employee and the Company have agreed to terminate the employment of Employee with the Company and each has agreed to release the other from any liability arising from the employment relationship and the termination of that relationship.

     The parties agree as follows:

     1. The parties have agreed that is mutually in their best interests to terminate their full time employment relationship as of __________________ (the "Effective Date"). Upon the signing of this Agreement, Employee hereby resigns from all positions as an officer, director, trustee, and other offices he may hold or may have held with the Company and all subsidiaries and affiliates of the Company (collectively the "Affiliates") with effect from the date hereof and agrees that his employment with the Company shall have ceased at the close of business on that date.

     2. As compensation for entering into this Agreement, Employee shall receive the benefits described in that certain Letter Agreement between the Company and Employee dated as of March 31, 1995 as restated effective as of May 1, 1998. The payment of such benefits shall be conditioned upon Employee's not having revoked this Agreement within eight (8) days following the date hereof.

     3. Employee acknowledges that he has had access to proprietary information, trade secrets, and confidential material of the Company, including but not limited to customer lists, pricing and cost information, and sales strategy, and he agrees, without limitation in time or until such information shall become public other than by Employee's unauthorized disclosure, to maintain the confidentiality of that information and refrain from divulging, disclosing, or otherwise using said confidential information to the detriment of the Company or for any other purpose.

     4. Employee hereby fully and finally releases, acquits, and forever discharges the Company, the Affiliates, and any and all officers, directors, agents, employees, successors, or assigns of said persons or entities (the "Released Parties") from any and all claims, demands, liabilities, damages, causes of action, costs, expenses and compensation of any kind or nature whatsoever, whether or not now known or unknown, suspected or claimed, matured or unmatured, fixed or contingent, which Employee ever had, now has, or may claim to have from the beginning of time, against the Released Parties (whether directly or indirectly), or any of

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them, by reason of any act, event, or omission concerning any matter, cause or thing, including those which arise out of, or result from, or occurred in connection with Employee's employment with the Company and/or its Affiliates, and the termination of that employment.

     The Company hereby fully and finally releases, acquits, and forever discharges Employee, and any and all agents, successors, or assigns of said persons or entities (the "Employee Released Parties") from any and all claims, demands, liabilities, damages, causes of action, costs, expenses and compensation of any kind or nature whatsoever, whether or not now known or unknown, suspected or claimed, matured or unmatured, fixed or contingent, which the Company ever had, now has, or may claim to have from the beginning of time, against the Employee Released Parties (whether directly or indirectly), or any of them, by reason of any act, event, or omission concerning any matter, cause or thing, including those which arise out of, or result from, or occurred in connection with Employee's employment with the Company and/or its Affiliates, and the termination of that employment.

     5. It is expressly understood and agreed that there are no claims or provisions or liabilities not expressed in this Agreement and that the payment of the sums as hereinabove set forth is not, and shall not be construed to be, an admission of liability of any person, firm, or corporation; but that the parties are settling and compromising their employer-employee relationship as to which all of the parties deny any liability. With respect to the said settlement, each party covenants and agrees that he shall forever refrain from initiating, prosecuting, maintaining or pressing any action, suit or claim in any jurisdiction, against the parties released herein, based on the termination of Employee's employment or holding of any office with the Company and the Affiliates.

     6. The parties hereto each acknowledge that they may hereafter discover facts different from or in addition to those they now know or believe to be true with respect to the claims, demands, causes of action, obligations, damages, and liabilities of any nature, whatsoever, that are the subject of the releases set forth in this Agreement, and they each expressly agree to assume the risk of the possible discovery of additional or different facts, and agree that this Agreement shall be and remain effective in all respects regardless of such additional or different facts. The parties further agree that this Agreement and all the terms and conditions hereof shall be binding upon and inure to the benefit of their respective heirs, legal representatives, successors, and assigns.

     7. The parties acknowledge that there is a risk that, subsequent to the execution of this Agreement, they may discover, incur or suffer from claims which were unknown or unanticipated at the time this Agreement is executed, including, without limitation, unknown or unanticipated claims which arose from, are based upon, or are related to the termination of Employee's employment with the Company and the Affiliates which, if known by them on the date this Agreement is being executed, may have materially affected their decision to execute this Agreement. Each party acknowledges that it is assuming the risk of such unknown and unanticipated claims and agrees that this Agreement applies thereto. Each party expressly

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waives the benefits of Section 1542 of the Civil Code of the State of
California, which reads as follows:

     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     8. In accordance with the Older Workers Benefit Protection Act of 1990, Employee represents and acknowledges that he has been made aware of the following:

          (1) he has the right to consult with an attorney before signing this Agreement;

          (2) he has seven (7) days after signing this Agreement to revoke this Agreement, and this Agreement shall not be effective until that revocation period has expired.

     9. Nothing in this Agreement shall be deemed to waive or affect the parties' rights and obligations under California Labor Code Section 2802, which reads in pertinent part:

     "AN EMPLOYER SHALL INDEMNIFY HIS EMPLOYEE FOR ALL THAT THE EMPLOYEE NECESSARILY EXPENDS OR LOSES IN DIRECT CONSEQUENCE OF THE DISCHARGE OF HIS DUTIES, AS SUCH, OR OF HIS OBEDIENCE TO THE DIRECTIONS OF THE EMPLOYER, EVEN THOUGH UNLAWFUL, UNLESS THE EMPLOYEE, AT THE TIME OF OBEYING SUCH DIRECTIONS, BELIEVED THEM TO BE UNLAWFUL."

     10. The Company and Employee each represent and warrant that there has been no assignment or other transfer of any interest in any claim they may have against any of the parties released herein, or any of them, and each agrees to indemnify and hold harmless the released parties, and each of them, from any liability, claims, demands, damages, costs, expenses, and attorneys' fees incurred by the released parties, or any of them, as a result of any such assignment or transfer.

     11. Each of the parties hereto agrees that if he or it hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the claims released hereunder, or in any manner asserts against the released parties, or any of them, any of the claims released hereunder, then he shall pay to the released parties, and each of them, in addition to any other damages caused to them thereby, all attorneys' fees incurred by the released parties in defending or otherwise responding to said suit or claim.

     12. Each of the parties hereto represents that this Agreement has been carefully read by him or it and that he or it knows and understands the contents hereof. Each of the parties has received independent legal advice from attorneys of his or its choice with respect to the preparation, review and advisability of executing this Agreement. Each of the parties further represents and acknowledges that he or it has freely and voluntarily executed this Agreement after independent investigation and without fraud, duress, or undue influence.

     13. While the provisions contained in this Agreement are considered by the parties to be reasonable in all circumstances, it is recognized that provisions of the nature in question may fail for technical reasons and accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of the Company, but would be valid if any particular restriction or provisions were deleted or, restricted or limited in a particular manner or if the period or area thereof were reduced or curtailed, then the said provisions shall apply with such deletion, restriction, limitation, reduction, curtailment, or modification as may be necessary to make them valid and effective.

     14. This Agreement constitutes the entire agreement relating to the matters set forth herein between the parties who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement, that they have not executed this Agreement in reliance on any such representation, inducement, promise, agreement or warranty, and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported supplements, modifications, waivers or terminations of this Agreement shall be valid or binding, unless executed in writing by all of the parties to this Agreement.

     15. Each of the parties covenants and agrees that neither he or it nor his or its attorneys or representatives shall reveal to anyone, except accountants for income tax purposes, any of the terms of this Agreement, except as may be mutually agreed upon in writing or otherwise required by law or court order.

     16. The parties acknowledge that this Agreement was jointly prepared by them, by and through their respective legal counsel, and any uncertainty or ambiguity existing herein shall not be interpreted against any of the parties, but otherwise according to the application of the rules on interpretation of contracts.

     IN WITNESS WHEREOF, the parties have set their hand as of the first date written above.

UNIFY CORPORATION                       EMPLOYEE



By
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